Exhibit 23.2

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We issued our report letter dated February 4, 2016 for the year ended December 31, 2015 on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in Wyoming County, Pennsylvania of Zena Energy, L.L.C. As independent oil and gas consultants, we hereby consent to the use and inclusion of information from the aforementioned report letter as attached as Exhibit 99.1 to the LSB Industries, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“LSB 2015 10-K”) and incorporated by reference in this Current Report on Form 8-K of LSB Industries, Inc. (“LSB Form 8-K”).

We consent to the incorporation by reference of our report letter in the following Registration Statements:

1. Registration Statement (Form S-8 No. 333-199864) pertaining to the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended by the First Amendment;

2. Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan;

3. Registration Statement (Form S-8 No. 333-145957) pertaining to the registration of an aggregate of 450,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for two employees;

4. Registration Statement (Form S-8 No. 333-153103) pertaining to the LSB Industries, Inc. 2008 Incentive Stock Plan or any combination of the foregoing;

5. Registration Statement (Form S-3 No. 333-209838) pertaining to the LSB Industries, Inc. 2008 Incentive Plan, as amended;

6. Registration Statement (Form S-3 No. 333-212281) pertaining to the LSB Industries, Inc. 2016 Long Term Incentive Plan; and

7. Registration Statement (Form S-1 No. 333-212503) of LSB Industries, Inc.

PINNACLE ENERGY SERVICES, LLC

By:	/s/ John Paul Dick
Name:	John Paul Dick
Title:	Manager, Registered Petroleum Engineer

August 26, 2016

Oklahoma City, Oklahoma